Exhibit 10.28

BEAZER HOMES USA, INC.
EMPLOYEE BONUS PLAN

1.           Effective Date; Purpose of Plan.

1.1           Effective Date.  Beazer Homes USA, Inc. and its wholly-owned subsidiaries (the “Company”) adopt this Discretionary Employee Bonus Plan (the “Plan”) effective for fiscal year 2007 and future fiscal years.

1.2           Purpose.  The Plan is a component of the Company’s overall strategy to pay its employees for performance.  The purposes of the Plan are to attract and retain top performing employees, motivate employees by tying compensation to performance, and reward exceptional performance that supports overall company objectives.

2.           Administration of the Plan.

2.1           Administrator.  The Plan will be administered by the Compensation Committee of the Company’s Board of Directors (the “Committee”); provided, however, that the Committee may delegate to any officer or officers of the Company the responsibility (in whole or in part) for Plan administration with respect to participants who are not executive officers of the Company.

2.2           Powers of the Committee.  The interpretation and construction of the Plan and the adoption of rules and regulations for administering the Plan will be made by the Committee.  The Committee will have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine which employees will be granted awards, (ii) prescribe the applicable period, terms and conditions of bonuses, (iii) determine whether awards will be paid in cash or by the issuance of an equity-based instrument pursuant to the Company’s 1999 Stock Incentive Plan or any replacement equity incentive plan (collectively, an “Equity Plan”) adopted by the Company from time to time, (iv) interpret the Plan, (v) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (vi) interpret, amend or revoke any such rules.  Decisions of the Committee will be final and binding on all parties who have an interest in the Plan.

2.3           Modification, Suspension and Termination.  The Company reserves the right to modify, amend, suspend or terminate the Plan at any time and for any reason.  The amendment, suspension or termination of the Plan will not, without the consent of any participant, alter or impair any rights or obligations under any bonus already awarded.  No bonus may be awarded during any period of suspension or after termination of the Plan.

3.           Determination of Participants.

3.1           Eligible Individuals.  An individual employed by the Company who is a participant in the Company’s Executive Value Created Incentive Plan or the Company’s Value Created Incentive Plan will be eligible to participate in the Plan.

3.2           Termination of Employee Status.  For purposes of the Plan, and unless otherwise determined by the Committee in its discretion, an individual shall be considered an employee for the purposes of the Plan for so long as such individual remains employed, on a full-time basis by the Company.

4.           Determination of Awards.

4.1           Establishment of Subcommittee.  To facilitate the determination of bonus awards, if any, under the Plan in any fiscal year, the Committee has established a subcommittee comprised of the Chairman of the Committee, the Chairman of the Board of Directors and the Chief Executive Officer of the Company.  Such subcommittee shall review the performance of participants in the Plan as compared to the performance measures established by the Committee from time to time and shall make recommendations for bonus awards to the Committee.  With respect to any recommendation with respect to bonus awards to the Chief Executive Officer, he shall recuse himself from deliberations of the subcommittee.

4.2           Amount of Bonus.  There is neither a minimum nor maximum amount of a bonus award that may be paid to a participant for any fiscal year.  The Committee shall have the authority from time to time to establish bonus target amounts for any or all participants in the Plan or to defer the determination of target amounts until the evaluation of such participant’s performance.

4.3           Performance Goals.  The Committee, in consultation with the subcommittee, shall establish for each fiscal year performance goals against which employees will be measured for purposes of participation in the Plan.  Such performance goals may relate to financial and operational issues of the Company’s business, including, without limitation

•	reductions in selling, general and administrative expenses,

•	enhancements to liquidity,

•	revenue,

•	EBIT, and

•	general safety records, customer relations and environmental compliance.

The manner in which participants shall be measured against the performance goals shall be determined from time to time by the Committee.

5.           Payment of Awards.

5.1           Timing and Form of Payment.  Bonuses will be paid on such schedule as is set from time to time by the Committee.  Unless otherwise provided by the Committee, a participant must be employed on the date of payment to receive an award.  Payment will be made by payroll check or other appropriate form pursuant to any Equity Plan, and will be subject to applicable federal, state and local tax withholding.  Notwithstanding anything in the Plan to the contrary, the Committee, in its sole discretion, may decide at any time and for any reason, on a per participant basis, that bonuses may be reduced or no bonuses will be paid.  No participant has a right to a bonus award until it is paid.

6.           General Provisions.

6.1           Funding Obligations.  No amounts awarded or accrued under this Plan will actually be funded, satisfied or otherwise segregated prior to payment.  The obligation to pay bonuses will at all times be an unfunded and unsecured obligation of the Company.

6.2           Transferability.  No participant will have the right to alienate, pledge or encumber his or her interest in this Plan, and such interest will not (to the extent permitted by law) be subject in any way to the claims of the participants’ creditors or to attachment, execution or other process of law.  Participants’ interests in any bonus payment under this Plan shall not be transferable in any event and, unless otherwise provided by the Committee, no bonus shall be due and owing to participant unless participant is an active employee of the Company at the time of bonus payment.

6.3           Continuing Employment Status.  Neither the action of the Company in establishing this Plan, nor any action taken under the Plan by the Committee, nor any provision of the Plan itself shall be construed to grant any participant the right to remain in the employ of the Company for any period of specific duration.

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